Exhibit 21.1

Subsidiaries of the Registrant
Name	State or other Jurisdiction of Incorporation or Organization
ACC Holding, LLC	Georgia
Access Financing, LLC	Georgia
Agea Capital, LLC	Georgia
Agea Financial, LLC	Georgia
Agea Holdings, LLC	Georgia
Atlanticus Funding II, LLC	Georgia
Atlanticus Funding IV, LLC	Georgia
Atlanticus Holdings Corporation	Georgia
Atlanticus Services Corporation	Georgia
Cahaba Energy, LLC	Georgia
CAR Financial Services Guam, Inc.	Guam
CAR Financial Services, Inc.	Georgia
CAR Financial Services Saipan, Inc.	Saipan
CAR Funding II, Inc.	Nevada
Card Services, Inc.	Georgia
CARDS Credit Services, LLC	South Carolina
CARDS, LLC	South Carolina
CARS Acquisition, LLC	Georgia
CCFC Corp.	Nevada
CCIS, LLC	Georgia
CCR Reinsurance, Ltd.	Turks and Caicos Islands
CCUK Finance Limited	United Kingdom
CCUK Holdings Limited	United Kingdom
CIAC Corporation	Nevada
Consumer Auto Receivables Servicing, LLC	Georgia
CreditLogistics India Private Limited	India
Ecache Acquisitions, LLC	Georgia
Express Financial, LLC	Georgia
Fortiva Capital, LLC	Georgia
Fortiva Financial, LLC	Georgia
Fortiva Funding III, LLC	Georgia
Fortiva Funding IV, LLC	Georgia
Fortiva Funding, LLC	Georgia
Fortiva Funding V, LLC	Georgia
Fortiva Holdings, LLC	Georgia
JJG, LLC	Georgia
JJG SPV, LLC	Georgia
Knightsbridge, LLC (1)	Delaware

Mobile Tech Investments, LLC (2)	Georgia
Partridge Funding Corporation	Nevada
Perimeter Investment Solutions, LLC	Georgia
Polygon Servicing, LLC	Georgia
TCK, LLC	Delaware
Transistor Holdings, LLC (3)	Delaware
Wilton Acquisitions, LLC	Georgia
YBUY Capital, LLC	Georgia
YBUY Financial, LLC	Georgia
YBUY Funding I, LLC	Georgia
YBUY Funding, LLC	Georgia
YBUY Holdings, LLC	Georgia
YBUY Operations, LLC	Georgia

(1) The Company owns 50% of Knightsbridge, LLC
(2) The Company owns 89.8% of Mobile Tech Investments, LLC
(3) The Company owns 66.7% of Conductor, LLC, Transistor Holdings, LLC and Transistor, LLC